Exhibit 99.1

FOR IMMEDIATE RELEASE	New York, NY (July 30, 2008)

INTERPUBLIC ANNOUNCES SECOND QUARTER AND FIRST HALF 2008 RESULTS

•	Reported revenue growth of 11.1% and organic revenue growth of 6.3% for the second quarter of 2008.
•	Operating margin increased to 10.9% for Q2 2008 from 8.8% for the same period in 2007.
•	Company remains on track to meet 2008 financial objectives.

Summary

•	Revenue
•	Second quarter 2008 revenue of $1.84 billion, compared to $1.65 billion the same period a year ago. First half 2008 revenue of $3.32 billion, compared to $3.01 billion in 2007.
•	Organic revenue increase of 6.3% compared to the second quarter of 2007. For the first half of 2008, organic revenue increase was 5.8% relative to 2007.

•	Operating Results
•

Operating income in the second quarter of 2008 was $200.6 million, compared to $145.6 million in 2007. For the first half of 2008, operating income was $142.8 million, compared to income of $21.4 million in 2007.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

•	Operating margin was 10.9% and 4.3% for the three and six months ended June 30, 2008, respectively, compared to 8.8% and 0.7% for the three and six months ended June 30, 2007.

•	Net Results
•

Second quarter 2008 net income was $95.1 million and net income applicable to common stockholders was $88.1 million, or $0.19 per basic and $0.17 per diluted share. This compares to net income a year ago of $137.0 million and net income applicable to common stockholders of $121.5 million, or $0.27 per basic and $0.24 diluted share. Results in the second quarter of 2007 included a tax benefit, primarily due to the reversal of a tax reserve of approximately $80 million in the period.

•

Year-to-date 2008 net income was $32.3 million and net income applicable to common stockholders was $18.2 million, or $0.04 per basic and diluted share. This compares to a net income of $11.1 million and net loss applicable to common stockholders of $2.7 million, or ($0.01) per basic and diluted share in 2007. Results for the first half of 2007 were also affected by the reversal of a tax reserve, as noted above.

“Our performance during the second quarter was strong,” said Michael I. Roth, Interpublic’s Chairman and CEO. “We are pleased that organic revenue growth was solid in all geographic regions, driven by both additional spending from existing clients and new business wins. It bears mention that all of our major operating

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

units are showing improvement in their financial results thus far this year. And while the growth that we posted during the first half demonstrates that we have yet to see retrenchment on the part of clients, we will continue to monitor the broader economic situation closely. We will also stay very focused on monitoring costs, should action be required in order to protect margins. The strong results that we are announcing today mean that we remain on track to achieve our 2008 financial objectives.”

Operating Results

Revenue

Reported revenue of $1.84 billion in the second quarter of 2008 was up 11.1% compared with the same period in 2007. During the quarter, the effect of foreign currency translation was positive 4.1%, the impact of net acquisitions was positive 0.6% and the resulting organic increase in revenue was 6.3%.

For the first half of 2008, reported revenue was $3.32 billion, up 10.3% compared to the first half of last year. The effect of foreign currency translation was positive 4.0%, the impact of net acquisitions was positive 0.5% and the resulting organic increase in revenue was 5.8%.

For the second quarter and first half of 2008, we achieved strong organic revenue growth internationally driven by net client wins and increased spending throughout all regions, particularly in the Asia Pacific region and the United Kingdom.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Domestic revenue was also up organically primarily driven by expanding business with existing clients and winning new clients in advertising and public relations.

Operating Expenses

During the second quarter of 2008, reported salaries and related expenses were $1.10 billion, up 9.3% compared to the same period in 2007. Adjusted for currency effects and the effect of net acquisitions, salary and related expenses increased organically 4.4%. For the first half of 2008, reported salaries and related expenses increased 8.5% to $2.17 billion. Adjusted for currency effects and the effect of net acquisitions, salary and related expenses increased organically 3.9%. This increase was primarily to support business growth resulting in higher base salaries, benefits and temporary help. Our staff cost ratio, defined as salaries and related expenses as a percentage of revenue, declined to 60.1% from 61.1% in the second quarter, and to 65.3% from 66.4% in the first half of 2008 from the comparable prior year periods. The improvement was driven by better utilization of base salaries, benefits and tax expenses.

During the second quarter of 2008, reported office and general expenses were $527.8 million, up 5.0% compared to the same period in 2007. After adjusting for currency and the effect of net acquisitions, office and general expenses increased organically 1.3%. This increase was due to higher production expenses related to certain projects and increased services with clients where we act as a principal during the second quarter of 2008, partially offset by lower occupancy costs and professional fees. For the first half of 2008, reported office and general expenses remained unchanged at approximately $1.00 billion. Adjusted for currency effects

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

and the effect of net acquisitions, office and general expenses decreased organically 2.7%.

Non-Operating and Tax

Net interest expense in the second quarter of 2008 increased by $1.2 million compared to the same period in 2007. For the first half of 2008, net interest expense increased $3.7 million compared to the same period in 2007.

Other income was $6.3 million and $4.9 million for the three and six months ended June 30, 2008, respectively.

The tax provision in the second quarter of 2008 was $79.1 million, compared to a benefit of $11.4 million in the same period of 2007. The tax provision in the first half of 2008 was $55.4 million, compared to a benefit of $37.1 million in the same period of 2007. The provision during 2008 was primarily impacted by losses in certain non-U.S. jurisdictions that receive no tax benefit and the SEC settlement for which we receive no tax benefit. The benefit in 2007 includes net reversals of tax reserves of approximately $80.0 million, which were the result of the completion of a previously disclosed tax examination.

Balance Sheet

At June 30, 2008, cash, cash equivalents and marketable securities totaled $1.86 billion, compared to $2.04 billion at the end of 2007 and $1.48 billion at the end of the second quarter of 2007. Cash flow provided by operations was $111.9 million in the first half of 2008 compared to a use of $338.7 million in 2007. Total

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

debt of $2.14 billion as of June 30, 2008 decreased from $2.35 billion as of December 31, 2007, primarily due to the repurchase of approximately $191.0 million of our 4.50% Notes in March 2008.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information
Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements and when used in this discussion and the financial statements, the words “expect(s)”, “will”, “may”, “could”, and similar expressions are intended to identify forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

SECOND QUARTER REPORT 2008 AND 2007 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Three Months Ended June 30,
	2008	2007	Fav. (Unfav.) % Variance
Revenue:
United States	$991.0	$957.1	3.5
International	844.7	695.6	21.4
Total Revenue	1,835.7	1,652.7	11.1

Operating Expenses:
Salaries and Related Expenses	1,103.2	1,009.7	(9.3)
Office and General Expenses	527.8	502.6	(5.0)
Restructuring and Other Reorganization-Related Charges (Reversals)	4.1	(5.2)	N/A
Total Operating Expenses	1,635.1	1,507.1	(8.5)

Operating Income	200.6	145.6	37.8
Operating Income %	10.9%	8.8%

Expenses and Other Income:
Interest Expense	(53.0)	(56.9)
Interest Income	23.0	28.1
Other Income	6.3	8.0
Total (Expenses) and Other Income	(23.7)	(20.8)

Income before Income Taxes	176.9	124.8
Provision for (Benefit of) Income Taxes	79.1	(11.4)
Income of Consolidated Companies	97.8	136.2
Income Applicable to Minority Interests, net of tax	(3.2)	(2.4)
Equity in Net Income of Unconsolidated Affiliates, net of tax	0.5	3.2
Net Income	95.1	137.0
Dividends on Preferred Stock	6.9	6.9
Allocation to Participating Securities	0.1	8.6
Net Income Applicable to Common Stockholders	$88.1	$121.5

Earnings Per Share of Common Stock –
Basic	$0.19	$0.27
Diluted	$0.17	$0.24

Weighted Average Number of Common Shares Outstanding –
Basic	460.5	457.3
Diluted	516.0	541.3

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

SECOND QUARTER REPORT 2008 AND 2007 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Six Months Ended June 30,
	2008	2007	Fav. (Unfav.) % Variance
Revenue:
United States	$1,840.1	$1,763.4	4.3
International	1,480.8	1,248.4	18.6
Total Revenue	3,320.9	3,011.8	10.3

Operating Expenses:
Salaries and Related Expenses	2,168.0	1,998.5	(8.5)
Office and General Expenses	1,002.8	997.7	(0.5)
Restructuring and Other Reorganization-Related Charges (Reversals)	7.3	(5.8)	N/A
Total Operating Expenses	3,178.1	2,990.4	(6.3)

Operating Income	142.8	21.4	N/A
Operating Income %	4.3%	0.7%

Expenses and Other Income:
Interest Expense	(110.7)	(111.9)
Interest Income	51.7	56.6
Other Income	4.9	6.5
Total (Expenses) and Other Income	(54.1)	(48.8)

Income (Loss) before Income Taxes	88.7	(27.4)
Provision for (Benefit of) Income Taxes	55.4	(37.1)
Income of Consolidated Companies	33.3	9.7
Income Applicable to Minority Interests, net of tax	(2.6)	(2.0)
Equity in Net Income of Unconsolidated Affiliates, net of tax	1.6	3.4
Net Income	32.3	11.1
Dividends on Preferred Stock	13.8	13.8
Allocation to Participating Securities	0.3	-
Net Income (Loss) Applicable to Common Stockholders	$18.2	$(2.7)

Earnings (Loss) Per Share of Common Stock –
Basic	$0.04	$(0.01)
Diluted	$0.04	$(0.01)

Weighted Average Number of Common Shares Outstanding –
Basic	459.9	456.7
Diluted	498.3	456.7

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax